Exhibit 99.2

CONSENT OF JINGSHENG HUANG

Trinity Acquisition Corporation intends to file a Registration Statement on Form S-1 (together with any amendments or supplements thereto, the “Registration Statement”) registering securities for issuance in its initial public offering. As required by Rule 438 under the Securities Act of 1933, as amended, the undersigned hereby consents to being named in the Registration Statement as a Director Nominee. I also consent to the filing of this consent as an exhibit to such Registration Statement.

March 10, 2021
	By:	/s/ Jingsheng Huang
	Name:	Jingsheng Huang